Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Posts Third-Quarter 2020 Results
Salt segment operating earnings and margin improve, partially offsetting headwinds in the Plant Nutrition business
•Third-quarter 2020 consolidated revenue of $282.4 million, down 17% year-over-year
•Consolidated operating earnings of $17.4 million, down $12.7 million year-over-year, and adjusted EBITDA* of $55.4 million, down 18% year-over-year
•Net loss of $0.07 per diluted share compared to net earnings of $0.31 per diluted share in the third quarter of 2019
•Year-to-date 2020 cash flow from operations of $188.5 million, up $90.6 million from prior-year period
•Continue to successfully manage COVID-19 risks and impacts as an essential business
•Full-year 2020 adjusted EBITDA* outlook of $330 million to $345 million

OVERLAND PARK, Kan. (Nov. 4, 2020) - Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, reported continued improvement in Salt segment earnings, which partially offset weaker year-over-year results in both the Plant Nutrition North and South America segments.

Net losses for the third quarter of 2020 were $2.1 million, or $0.07 per diluted share, compared to net earnings of $10.6 million, or $0.31 per diluted share, in the prior-year third quarter. This decline resulted from lower year-over-year earnings in the company's plant nutrition businesses due to lower-than-expected sales volumes driven by dry weather conditions and the impact of extreme wildfires in several of the company's key agriculture markets, as well as a $7.4 million inventory adjustment negatively impacting the Plant Nutrition North America segment. This adjustment does not affect 2020 cash flow from operations results.

“Despite some temporary headwinds in the third quarter, our improved operational discipline and execution ability allowed us to navigate these challenges and remain positioned for a strong end to the year,” said Kevin S. Crutchfield, Compass Minerals president and CEO. “Through the focus and dedication of our employees, we have managed through multiple hurricanes striking our Louisiana operation, delays in sales due to wildfires and drought in our key North American agriculture market and continuing impacts related to the ongoing COVID-19 pandemic. As a result of their efforts, we stand ready to serve our customers' needs for deicing salt during the upcoming winter, as well as address the challenges of meeting growers' plant nutrition needs during a compressed application season.”

*EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted EBITDA and adjusted operating earnings are non-GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures are provided in tables at the end of this press release.

Compass Minerals Reports Third Quarter Earnings

SALT BUSINESS SUMMARY
Third-quarter 2020 Salt segment revenue totaled $141.3 million, an 11% decline from prior-year results, as sales volumes decreased 13% while average selling prices increased 1%. Lower pre-season demand for North American highway and consumer deicing products drove reduced sales volumes compared to the third quarter of 2019, partially offset by year-over-year increases in highway deicing product sales in the U.K. and to chemical producers in North America. Average selling prices benefited from an 8% increase in consumer and industrial average sales prices compared to prior year, which primarily resulted from proactive price increases for the company's non-deicing products. This improvement helped offset an 8% year-over-year decline in highway deicing average sales prices, primarily driven by sales mix impacts.

Salt segment operating earnings increased 21% to $25.0 million from third-quarter 2019 results of $20.6 million, while EBITDA grew 21% to $42.4 million. Prior-year results included $1.3 million in executive transition expense. Excluding this expense, adjusted operating earnings and adjusted EBITDA increased 14% and 17%, respectively, compared to prior year. Salt segment operating margin expanded to 17.7% from 12.9% in the prior year and adjusted EBITDA margin improved to 30.0% from 22.7%. These results were primarily driven by lower per-unit salt costs resulting from continued improvement in Goderich mine production rates and lower per-unit logistics costs.

PLANT NUTRITION BUSINESS SUMMARY
Challenging harvest conditions in key North American agriculture markets resulted in a delayed start of the fall fertilizer application season and pressured sulfate of potash (SOP) sales, while a combination of second-quarter pull-forward demand and unfavorable weather conditions in Brazil reduced third-quarter 2020 sales in the Plant Nutrition South America segment.

Plant Nutrition North America segment revenue in the third quarter of 2020 totaled $35.2 million, down 21% from prior-year results. Sales volumes declined 22% while average selling prices increased approximately 2% compared to 2019 third-quarter results. Operating earnings declined $10.8 million from third-quarter 2019 results to an operating loss of $6.1 million, while EBITDA totaled $3.9 million compared to $15.7 million in the prior-year period. Current-period results include an inventory adjustment of $7.4 million due to a stockpile shortfall at our Utah SOP plant. The company identified the variance to prior stockpile estimates when one of its storage domes was largely depleted during the third quarter. Subsequent to these findings, the company is implementing new procedures to improve the accuracy of these measurements. Importantly, the adjustment will have no impact on the future profitability of the segment. Excluding this impact, operating earnings and EBITDA would have totaled $1.3 million and $11.3 million, respectively.

The Plant Nutrition South America segment generated third-quarter 2020 revenue of $103.3 million, a 23% decrease from 2019 results driven by an 8% decline in sales volumes and a

Compass Minerals Reports Third Quarter Earnings

17% decline in average selling prices. In local currency, revenue grew 5% and average selling prices increased 15% from third-quarter 2019 results. The decline in sales volumes primarily resulted from lower agriculture products sales driven by early purchasing of crop inputs in the second quarter, as well as some delays in purchasing during the third quarter due to unfavorable weather conditions. Operating earnings of $15.0 million and EBITDA of $19.7 million were below third-quarter 2019 results by 33% and 32%, respectively. In local currency, operating earnings were 9% below prior-year results, while EBITDA declined 7% from prior-year results.

OTHER FINANCIAL HIGHLIGHTS
The company reported a non-cash loss on foreign exchange of $4.1 million in the third-quarter of 2020 compared to a prior-year gain of $1.8 million.

Interest expense decreased $0.6 million from third-quarter 2019 levels to $17.1 million as a result of lower average borrowings.

Cash flow from operations for the first nine months of 2020 totaled $188.5 million compared to $97.9 million for the same period in 2019. Year-over-year improvement in net income as well as cash tax refunds and trade working capital improvements drove this positive result.

The company ended the quarter with $34.1 million in cash and approximately $100 million drawn on its $300 million revolving credit facility. The company's leverage ratio (net debt-to-EBITDA) as calculated under its credit agreement was 3.8x at the end of the 2020 third quarter.

COVID-19 IMPACT AND OUTLOOK
In light of the ongoing pandemic, we continued to maintain multiple precautions and safety measures at all sites to protect the health and well-being of our employees, customers and communities. Production at our sites was not impacted by COVID-related outages during the third quarter, although we did continue to experience an impact to some of our sales channels due to manufacturing outages and retail disruptions primarily for non-deicing salt products. In total, we estimate that the combined impact of lost sales and incremental operating costs related to COVID-19 totaled approximately $4 million in the third quarter of 2020 and $7 million on a year-to-date basis.

The final results of the North American highway deicing bid season indicate the company's bid volumes increased 4% compared to prior-bid season results with average awarded bid prices declining 11%. This follows two consecutive seasons of bid price increases of 8% and 18%. The company has reduced its expected full-year Salt segment sales volume outlook due to lower-than-expected awarded bid volumes, while maintaining revenue and EBITDA expectations near prior guidance levels.

Compass Minerals Reports Third Quarter Earnings

For the Plant Nutrition North America business, the company continues to expect a strong end to 2020 for both SOP and micronutrient sales given underlying demand for these products.

The company expects Plant Nutrition South America segment fourth-quarter 2020 sales volumes to outpace 2019 fourth-quarter sales volume results due to delayed purchasing in the third quarter of 2020. The company expects the segment to generate fourth-quarter 2020 EBITDA growth of approximately 20% to 25%, in local currency.

Given lower-than-expected highway deicing bid volume commitments, the further weakening of the Brazilian currency, and the ongoing impact from COVID-19, we are adjusting our full-year 2020 EBITDA outlook to $330 million to $345 million (excluding the $7.4 million inventory adjustment) from our prior outlook of $330 to $370 million.

2020 OUTLOOK: FULL YEAR ADJUSTED EBITDA: $330 million to $345 million
	4Q20	FY20
Salt Segment
Volume		10.5 million to 10.8 million tons
Revenue	$310 million to $335 million
EBITDA	$85 million to $100 million
Plant Nutrition North America Segment
Volume		340,000 to 365,000 tons
Revenue	$65 million to $85 million
EBITDA	$20 million to $30 million
Plant Nutrition South America Segment
Volume		800,000 to 900,000 tons
Revenue	$100 million to $120 million
EBITDA	$20 million to $30 million
Corporate
Corporate and other expense*		$50 million to $52 million
Interest expense		~$72 million
Depreciation, depletion and amortization		$135 million to $138 million
Capital expenditures		$95 million to $100 million
Effective tax rate		~29%
*Excludes depreciation, amortization and stock-based compensation.

Conference Call
Compass Minerals will discuss its results on a conference call tomorrow morning, Thursday, Nov. 5, 2020, at 11 a.m. ET. To access the conference call, interested parties should visit the company’s website at compassminerals.com or dial 1-833-900-1533. Callers must provide the conference ID number 1048236. Outside of the U.S. and Canada, callers may dial 1-236-712-2274. Replays of the call will be available on the company’s website. A summary of the company’s performance is included in a presentation available at investors.compassminerals.com.

Compass Minerals Reports Third Quarter Earnings

About Compass Minerals
Compass Minerals (NYSE: CMP) is a leading provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. Its salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial and agricultural applications. Its plant nutrition business manufactures an innovative and diverse portfolio of products that improve the quality and yield of crops, while supporting sustainable agriculture. Additionally, its specialty chemical business serves the water treatment industry and other industrial processes. The company operates 21 production and packaging facilities with more than 3,000 personnel throughout the U.S., Canada, Brazil and the U.K. Visit compassminerals.com for more information about the company and its products.

Investor Contact	Media Contact
Theresa L. Womble	Rick Axthelm
Director of Investor Relations	SVP and Chief Public Affairs Officer
+1.913.344.9362	+1.913.344.9198
InvestorRelations@compassminerals.com	MediaRelations@compassminerals.com

Non-GAAP Measures
Management uses a variety of measures to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas. In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses EBITDA, EBITDA margin, EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”), adjusted EBITDA margin and adjusted operating earnings to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods, cost of capital and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net earnings. The company also uses EBITDA, EBITDA margin, Adjusted EBITDA, adjusted EBITDA margin and adjusted operating earnings to assess its consolidated and segment operating performance and return on capital against other companies and to evaluate potential acquisitions or other capital projects. These measures are not calculated under GAAP and should not be considered in isolation or as a substitute for net earnings, operating earnings, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA, EBITDA margin, Adjusted EBITDA and adjusted EBITDA margin exclude interest expense, income taxes and depreciation and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. In addition, Adjusted EBITDA and adjusted EBITDA margin exclude stock-based compensation. Consequently, any measure that excludes these elements has material limitations. While EBITDA and Adjusted EBITDA are frequently used as measures of operating performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the

Compass Minerals Reports Third Quarter Earnings

potential inconsistencies in the method of calculation. The calculation of these measures as used by management and a reconciliation to comparable GAAP measures is set forth in the following tables.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about the company's ability to manage COVID-19 risks and impacts, serve customer and grower needs and operate safely; impacts of the COVID-19 pandemic; sales; demand; purchasing delays; foreign currency rates; and the company’s outlook for the fourth quarter of 2020 and the full year of 2020, including its expectations regarding EBITDA, volumes, revenue, corporate and other expense, interest expense, depreciation, depletion and amortization, capital expenditures and tax rates. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) impacts of the COVID-19 pandemic, (ii) weather conditions, (iii) pressure on prices and impact from competitive products, (iv) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, (v) any inability by the company to successfully implement its strategic priorities or its cost saving or enterprise optimization initiatives, and (vi) the outcome of the company’s strategic evaluation of the Plant Nutrition South America business. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2020 filed or to be filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Reconciliation for EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net (loss) earnings	$(2.1)	$10.6	$27.2	$6.4
Interest expense	17.1	17.7	53.3	50.7
Income tax (benefit) expense	(1.3)	4.8	11.6	5.3
Depreciation, depletion and amortization	35.6	33.9	103.6	102.8
EBITDA	$49.3	$67.0	$195.7	$165.2
Adjustments to EBITDA:
Stock-based compensation - non cash	2.1	0.6	7.2	4.0
Loss (gain) on foreign exchange	4.1	(1.8)	(5.2)	7.3
Executive transition costs(1)	—	2.3	—	2.3
Logistics impact due to flooding(2)	—	—	—	2.8
Other income, net(3)	(0.1)	(0.8)	(0.4)	(1.9)
Adjusted EBITDA	$55.4	$67.3	$197.3	$179.7
(1)The company incurred severance and other costs related to executive transition.
(2)The company incurred additional logistics costs related to flooding along the Mississippi river.
(3)Primarily includes interest income.

Compass Minerals Reports Third Quarter Earnings

Salt Segment Performance (unaudited, in millions, except for sales volumes and prices per short ton)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Sales	$141.3	$159.6	$550.9	$578.6
Operating earnings	$25.0	$20.6	$111.6	$87.5
Operating margin	17.7%	12.9%	20.3%	15.1%
Adjusted operating earnings(1)	$25.0	$21.9	$111.6	$91.6
Adjusted operating margin(1)	17.7%	13.7%	20.3%	15.8%
EBITDA(1)	$42.4	$34.9	$160.8	$131.9
EBITDA(1) margin	30.0%	21.9%	29.2%	22.8%
Adjusted EBITDA(1)	$42.4	$36.2	$160.8	$136.0
Adjusted EBITDA(1) margin	30.0%	22.7%	29.2%	23.5%
Sales volumes (in thousands of tons):
Highway deicing	1,205	1,403	5,330	5,811
Consumer and industrial	458	500	1,327	1,489
Total salt	1,663	1,903	6,657	7,300
Average sales prices (per ton):
Highway deicing	$55.28	$60.01	$64.41	$60.19
Consumer and industrial	$162.96	$150.76	$156.42	$153.67
Total salt	$84.94	$83.84	$82.75	$79.25
(1)See reconciliations below.

Reconciliation for Salt Segment Adjusted Operating Earnings (unaudited, in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Reported GAAP segment operating earnings	$25.0	$20.6	$111.6	$87.5
Executive transition costs(1)	—	1.3	—	1.3
Logistics impact due to flooding(2)	—	—	—	2.8
Segment adjusted operating earnings	$25.0	$21.9	$111.6	$91.6
Segment sales	141.3	159.6	550.9	578.6
Segment adjusted operating margin	17.7%	13.7%	20.3%	15.8%
(1) The company incurred severance and other costs related to executive transition.
(2) The company incurred additional logistics costs related to flooding along the Mississippi River.

Compass Minerals Reports Third Quarter Earnings

Reconciliation for Salt Segment EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Reported GAAP segment operating earnings	$25.0	$20.6	$111.6	$87.5
Depreciation, depletion and amortization	17.4	14.3	49.2	44.4
Segment EBITDA	$42.4	$34.9	$160.8	$131.9
Executive transition costs(1)	—	1.3	—	1.3
Logistics impact due to flooding(1)	—	—	—	2.8
Segment adjusted EBITDA	$42.4	$36.2	$160.8	$136.0
Segment sales	141.3	159.6	550.9	578.6
Segment EBITDA margin	30.0%	21.9%	29.2%	22.8%
Segment Adjusted EBITDA margin	30.0%	22.7%	29.2%	23.5%
(1) The company incurred severance and other costs related to executive transition.
(2) The company incurred additional logistics costs related to flooding along the Mississippi River.

Plant Nutrition North America Segment Performance (unaudited, dollars in millions, except for prices per short ton)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Sales	$35.2	$44.4	$150.9	$129.7
Operating (loss) earnings	$(6.1)	$4.7	$4.2	$7.7
Operating margin	(17.3)%	10.6%	2.8%	5.9%
EBITDA(1)	$3.9	$15.7	$34.9	$41.2
EBITDA(1) margin	11.1%	35.4%	23.1%	31.8%
Sales volumes (in thousands of tons)	54	69	239	200
Average sales price (per ton)	$651	$641	$631	$648
(1)EBITDA is a non-GAAP financial measure. A reconciliation of GAAP operating earnings to EBITDA follows.

Reconciliation for Plant Nutrition North America Segment EBITDA (unaudited, in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Reported GAAP segment operating (loss) earnings	$(6.1)	$4.7	$4.2	$7.7
Depreciation, depletion and amortization	10.0	11.0	30.7	33.5
Segment EBITDA	$3.9	$15.7	$34.9	$41.2
Segment sales	35.2	44.4	150.9	129.7
Segment EBITDA margin	11.1%	35.4%	23.1%	31.8%

Compass Minerals Reports Third Quarter Earnings

Plant Nutrition South America Segment Performance (unaudited, dollars in millions, except for prices per short ton)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Sales	$103.3	$135.0	$243.0	$274.8
Operating earnings	$15.0	$22.4	$24.2	$21.5
Operating margin	14.5%	16.6%	10.0%	7.8%
EBITDA(1)	$19.7	$28.8	$38.4	$38.9
EBITDA(1) margin	19.1%	21.3%	15.8%	14.2%
Sales volumes (in thousands of tons)
Agriculture	148	166	343	327
Chemical solutions	82	84	257	246
Total sales volumes	230	250	600	573
Average sales prices (per ton):
Agriculture	$582	$673	$549	$635
Chemical solutions	$213	$275	$213	$272
Total Plant Nutrition South America	$449	$540	$405	$479
(1)EBITDA is a non-GAAP financial measure. A reconciliation of GAAP operating earnings to EBITDA follows.

Reconciliation for Plant Nutrition South America Segment EBITDA (unaudited, in millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Reported GAAP segment operating earnings	$15.0	$22.4	$24.2	$21.5
Depreciation, depletion and amortization	4.4	6.0	13.8	17.0
Net earnings in equity method investee	0.3	0.4	0.4	0.4
Segment EBITDA	$19.7	$28.8	$38.4	$38.9
Segment sales	103.3	135.0	243.0	274.8
Segment EBITDA margin	19.1%	21.3%	15.8%	14.2%

Compass Minerals Reports Third Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except share and per-share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Sales	$282.4	$341.3	$952.4	$990.2
Shipping and handling cost	43.6	54.4	185.9	215.3
Product cost	180.1	210.5	554.2	580.1
Gross profit	58.7	76.4	212.3	194.8
Selling, general and administrative expenses	41.3	46.3	126.2	127.4
Operating earnings	17.4	30.1	86.1	67.4
Other expense (income):
Interest expense	17.1	17.7	53.3	50.7
Net earnings in equity investee	(0.3)	(0.4)	(0.4)	(0.4)
Loss (gain) on foreign exchange	4.1	(1.8)	(5.2)	7.3
Other, net	(0.1)	(0.8)	(0.4)	(1.9)
(Loss) earnings before income taxes	(3.4)	15.4	38.8	11.7
Income tax (benefit) expense	(1.3)	4.8	11.6	5.3
Net (loss) earnings	$(2.1)	$10.6	$27.2	$6.4
Basic net (loss) earnings per common share	$(0.07)	$0.31	$0.78	$0.17
Diluted net (loss) earnings per common share	$(0.07)	$0.31	$0.76	$0.17
Weighted-average common shares outstanding (in thousands):(1)
Basic	33,947	33,884	33,918	33,880
Diluted	33,947	33,884	33,918	33,880
(1)Excludes weighted participating securities such as RSUs and PSUs that receive non-forfeitable dividends, which consist of 389,000 and 404,000 weighted participating securities for the three and nine months ended September 30, 2020, respectively, and 321,000 and 291,000 weighted participating securities for the three and nine months ended September 30, 2019, respectively.

Compass Minerals Reports Third Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	(Unaudited)
	September 30,	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$34.1	$34.7
Receivables, net	194.2	342.4
Inventories	385.5	311.5
Other current assets	71.6	96.4
Property, plant and equipment, net	944.8	1,030.8
Intangible and other noncurrent assets	527.6	627.4
Total assets	$2,157.8	$2,443.2

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$56.4	$52.1
Other current liabilities	245.4	243.8
Long-term debt, net of current portion	1,289.2	1,363.9
Deferred income taxes and other noncurrent liabilities	242.7	253.8
Total stockholders' equity	324.1	529.6
Total liabilities and stockholders' equity	$2,157.8	$2,443.2

Compass Minerals Reports Third Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Nine Months Ended September 30,
	2020	2019
Net cash provided by operating activities	$188.5	$97.9

Cash flows from investing activities:
Capital expenditures	(62.9)	(71.6)
Other, net	(2.3)	(1.6)

Net cash used in investing activities	(65.2)	(73.2)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	144.3	288.8
Principal payments on revolving credit facility borrowings	(204.1)	(235.4)
Proceeds from issuance of long-term debt	66.1	58.1
Principal payments on long-term debt	(46.7)	(62.2)
Dividends paid	(74.2)	(73.6)
Deferred financing costs	(1.1)	(0.3)
Shares withheld to satisfy employee tax obligations	(1.2)	(0.3)
Other, net	(1.4)	(0.9)

Net cash used in financing activities	(118.3)	(25.8)
Effect of exchange rate changes on cash and cash equivalents	(5.6)	(2.0)
Net change in cash and cash equivalents	(0.6)	(3.1)
Cash and cash equivalents, beginning of the year	34.7	27.0

Cash and cash equivalents, end of period	$34.1	$23.9

Compass Minerals Reports Third Quarter Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION
(unaudited, in millions)

Three Months Ended September 30, 2020	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate & Other(1)	Total
Sales to external customers	$141.3	$35.2	$103.3	$2.6	$282.4
Intersegment sales	—	0.3	—	(0.3)	—
Shipping and handling cost	34.4	5.0	4.2	—	43.6
Operating earnings (loss)	25.0	(6.1)	15.0	(16.5)	17.4
Depreciation, depletion and amortization	17.4	10.0	4.4	3.8	35.6
Total assets (as of end of period)	977.1	518.2	557.7	104.8	2,157.8

Three Months Ended September 30, 2019	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate & Other(1)	Total
Sales to external customers	$159.6	$44.4	$135.0	$2.3	$341.3
Intersegment sales	—	1.3	0.1	(1.4)	—
Shipping and handling cost	43.4	5.8	5.2	—	54.4
Operating earnings (loss)	20.6	4.7	22.4	(17.6)	30.1
Depreciation, depletion and amortization	14.3	11.0	6.0	2.6	33.9
Total assets (as of end of period)	959.2	572.8	683.1	114.7	2,329.8

Nine Months Ended September 30, 2020	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate & Other(1)	Total
Sales to external customers	$550.9	$150.9	$243.0	$7.6	$952.4
Intersegment sales	—	3.0	0.3	(3.3)	—
Shipping and handling cost	153.9	21.6	10.4	—	185.9
Operating earnings (loss)	111.6	4.2	24.2	(53.9)	86.1
Depreciation, depletion and amortization	49.2	30.7	13.8	9.9	103.6

Nine Months Ended September 30, 2019	Salt	Plant Nutrition North America	Plant Nutrition South America	Corporate & Other(1)	Total
Sales to external customers	$578.6	$129.7	$274.8	$7.1	$990.2
Intersegment sales	—	4.4	2.7	(7.1)	—
Shipping and handling cost	184.7	18.3	12.3	—	215.3
Operating earnings (loss)	87.5	7.7	21.5	(49.3)	67.4
Depreciation, depletion and amortization	44.4	33.5	17.0	7.9	102.8
(1)Corporate and other includes corporate entities, records management operations and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead including costs for general corporate governance and oversight, as well as costs for the human resources, information technology, legal and finance functions.